Exhibit 23.1

June 6, 2016

UNITED AIRLINES, INC.
233 South Wacker Drive
Chicago, IL  60606

Re:
Preliminary Prospectus Supplement, dated June 6, 2016, to the
Prospectus dated April 24, 2015, included in Registration
Statement No. 333-203630 of United Airlines, Inc. and United
Continental Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of May 15, 2016 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement.  We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

/s/ Mark D. Halsor
Name: Mark D. Halsor
Title: President

Main Office: 1409 Peachtree Street, Suite 200, Atlanta, Georgia 30309
TEL: 404 870-AISI (2474) E-MAIL: mail@AISI.aero www.aisi.aero